Exhibit 35.3

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Credit Card Master Note Trust (USA) I – 2006-1

I, James F. Vacca, Vice President, Item Processing of HSBC Technology & Services (USA) Inc. (the “Company”), pursuant to Item 1123 of Regulation AB under the Securities Act of 1934, as amended, and Section 3.05 of the Second Amended and Restated Transfer and Servicing Agreement, dated as of June 30, 2006 (the “Agreement”), among HSBC Receivables Funding Inc. I, as Transferor, HSBC Finance Corporation, as Servicer, and Wilmington Trust Company, as Owner Trustee of the HSBC Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from September 15, 2006 through December 31, 2006 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 5th day of March 2007.

HSBC Technology & Services (USA) Inc.

By:	/s/ James F. Vacca
Name:	James F. Vacca
Title:	Vice President, Item Processing